INTERIM CEO EMPLOYMENT AGREEMENT

This Interim CEO Employment Agreement (the “Agreement”) is entered into by and between James H. Overholt (“Executive”) and Ministry Partners Investment Company, LLC (the “Company”) effective as of November 12, 2013.

1.  Position and Duties.  On  November 12, 2013 (the “Effective Date”), Executive was appointed by the Company’s Board of Managers to serve as the Company’s Interim Chief Executive Officer and Principal Executive Officer ( “Interim CEO”).  Executive will report to the Company’s Board of Managers (the “Board”) and shall have authority to make decisions and execute binding agreements on behalf of the Company consistent with the authority granted by the Board. In performing his duties, Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company which are normally associated with the position of Chief Executive Officer. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably assigned to him by the Board.  In his capacity as Interim CEO, Executive will perform his duties from his residence in Camarillo, California the Company’s principal offices located in Brea, California, and the principal business office of its wholly-owned subsidiary, Ministry Partners Securities, LLC; provided, however, that the Company may from time to time require that Executive travel on Company business to such other locations and for such periods as will be necessary to carry out his responsibilities or as may be directed by the Board. While Executive renders services to the Company, he will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or distract him from providing his full business energies, interests and abilities in serving as the Company’s Interim CEO; provided, however, that Executive may continue to serve on any boards of directors or committees thereof on which he served as of the Effective Date. By signing this Agreement, Executive confirms to the Company that he has no contractual commitments or other legal obligations that would prohibit him from performing his duties for the Company.

2.  Employment Term.  Executive’s employment under this Agreement will commence on the Effective Date and will terminate six months later unless otherwise extended pursuant to a written agreement entered into by the Company and Executive ( the “ Interim Term”).   Executive’s employment is “at will,” and may be terminated by Executive or the Company immediately at any time with or without cause upon providing written notice pursuant to the provisions of Section 11 below. Upon any such termination, Executive shall be entitled to only such payments as described in Section 4 below.

3.  Obligations of Executive.  During the Employment Term, Executive agrees to devote his full business efforts and time to the Company and will discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s written policies, Christian mission, objectives, ethics, guidelines, conflict of interest policies, code of conduct, and other policies and procedures as the Company may adopt from time to time.  Executive further agrees to comply with the term and conditions of the Company’s Nondisclosure Agreement, a copy of which is attached hereto as Exhibit “A” (the “Confidential Information Agreement”).  Executive further agrees to comply with the Confidential Information Agreement during the term of this Agreement and for a period of six months after the termination of this Agreement. Executive further agrees that during the Interim Term and for a period of six months after termination of this Agreement, he will not, either directly or indirectly, solicit any employee of the Company to leave the service of the Company or any way interfere with the relationship between the Company and the employee or induce or attempt to induce any investor, customer, lender, or any other business relationship entered into by the Company to cease doing business with the Company or interfere in any way with the relationship between the Company and any such investor, customer, borrower, lender or business associate.

4.  Compensation and Benefits.

During the Interim Term, the Company will pay Executive the sum of One Hundred Thousand Dollars ($100,000), payable pro-rata in regular periodic payments  based upon a 365 day fiscal year in accordance with the Company’s normal payroll practices and procedures. All of Executive’s compensation shall be subject to customary and normal withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

During the Interim Term, unless the Board otherwise determines in its sole discretion and to the extent consistent with applicable law, Executive will not be eligible to participate in any other Company compensation or employee benefit plan, program, agreement or policy, except as otherwise required by applicable regulations.

The parties hereto further agree that any agreement to provide for a monthly stipend or reimbursement to be made by the Company to Executive to reimburse him for the cost of health insurance premiums currently paid by Executive during the Interim Term must be mutually agreed to and memorialized in a written instrument, letter or agreement that is signed by each party.

5.  Expenses.  The Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with performance of services as Executive on behalf of the Company during the Interim Term and will agree to reimburse Executive for reasonable travel and hotel expenses he incurs when travelling to and from his residence in Camarillo, California to the Company’s principal offices located in Brea, California in accordance with applicable Company policies and guidelines, in each case during the period of his employment with the Company.

6.  Indemnification.  The Company shall indemnify Executive with respect to activities he undertakes in performing his duties under this Agreement to the fullest extent provided by the Company’s Operating Agreement and its governing documents, as permitted under applicable laws and to the same extent as the Company indemnifies other Company officers, Managers and directors of its affiliated entities.  Executive will also be entitled to be included on any director and officer liability insurance policy currently maintained or as may be maintained by the Company from time to time for its executive officers, Managers and directors.

7.  No Conflicts.  Executive hereby represents, warrants and covenants to the Company that as of the Effective Date, Executive will not be a party to any contract, understanding, agreement or policy, written or otherwise, that will be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims against Executive, if any, of which he is aware, that are unresolved and still outstanding as of the Effective Date, and which, in each case, relate to his employment with any previous employer or his membership on any board of directors.

8. Other Entities.  Executive agrees to serve if appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will mean any entity controlled by, controlling, or under common control of the Company.

9.  Tax Matters.  All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes and other deductions required by law.

10. Entire Agreement.  This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between Executive and the Company, and constitutes the complete agreement between Executive and the Company. This Agreement may not be amended or modified, except by an express written agreement signed by both Executive and the Chairman of the Board. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, Executive’s employment with the Company or any other relationship between Executive and the Company will be governed by California law, excluding laws relating to conflicts or choice of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Orange County, California.

11. Notices.  All notices required or permitted by this Agreement to be given to any party shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, or by Federal Express or similar overnight service, prepaid recorded delivery, addressed as follows and shall be deemed to have been duly given when so delivered personally or, if mailed or sent by overnight courier, upon delivery; provided, that, a refusal by a party to accept delivery shall be deemed to constitute receipt.

To the Company:

Ministry Partners Investment Company, LLC

915 W. Imperial Hwy.

Suite 120

Brea, CA 92821

Attn:  Mark Holbrook

To the Executive:

James H. Overholt

915 W. Imperial Hwy.

Suite 120

Brea, CA 92821

Attn:  James Overholt

12. Assignment.  Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.  Notwithstanding the foregoing, this Agreement shall not be assignable by Executive, and any attempt to do so shall be deemed null and void.  Except as specifically provided otherwise herein or as otherwise required by applicable law, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, transfer or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform all of the obligations of the Company under this Agreement in the same manner and to the same extent that the Company is required to perform hereunder.  Except as provided in this paragraph, this Agreement shall not be assignable by the Company without the prior written consent of the Executive.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on this 5th day of December, 2013, but effective as of the day and year first above written.

MINISTRY PARTNERS INVESTMENT COMPANY, LLC By: /s/ Mark G. Holbrook Name: Mark G. Holbrook Title: Chairman of the Board of Managers
EXECUTIVE /s/ James H. Overholt Name: James H. Overholt Title: Interim Chief Executive Officer